Exhibit 3.2

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CERTIFICATE OF FORMATION

OF

LIFE PARTNERS IRA HOLDER PARTNERSHIP, LLC

ARTICLE I
Name

The filing entity being formed is a limited liability company, and the name of the entity is Life Partners IRA Holder Partnership, LLC (the “Company”).

ARTICLE II

Registered Agent and Office

The Company’s initial registered agent in the State of Texas is Capitol Corporate Services, Inc., and the business address of the registered agent and the Company’s registered office address is 206 E. 9th Street, Suite 1300, Austin, TX 78701.

ARTICLE III
Management

The Company will be governed by its manager, and the name and addresses of the initial manager are as follows:

Name	Address

[MANAGER]	[ADDRESS]

ARTICLE IV
Purpose

The purpose for which the Company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.

ARTICLE V
Organizer

The name and address of the Company’s organizer is [●], 204 Woodhew Dr., Waco, TX 76712.

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The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

Date: _______________ , 2016.

/s/
[●], Organizer

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COMPANY AGREEMENT

of

LIFE PARTNERS IRA HOLDER PARTNERSHIP, LLC

a Texas limited liability company

[DATE]

THE MEMBERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. SUCH MEMBERSHIP INTERESTS MAY NOT BE TRANSFERRED OR RESOLD, EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE AND OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OF SUCH MEMBERSHIP INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT.

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COMPANY AGREEMENT

OF

LIFE PARTNERS IRA HOLDER PARTNERSHIP, LLC

This Company Agreement of Life Partners IRA Holder Partnership, LLC, a Texas limited liability company (the “Company”), is executed effective as of [DATE] (the “Effective Date”) by (i) Life Partners Holdings, Inc. (“LPHI”), Life Partners, Inc. (“LPI”) and LPI Financial Services, Inc. (“LPIFS” and collectively with LPHI and LPI, “Debtor”); and (ii) the Company.

RECITALS

WHEREAS, LPHI, LPI and LPIFS are debtors in jointly administered Chapter 11 bankruptcy cases pending in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”);

WHEREAS, prior to Debtor’s bankruptcy filings, certain investors purchased from LPI investment contracts denominated as Fractional Positions (as defined in the Plan) relating to the Policies (as defined in the Plan);

WHEREAS, pursuant to [the Confirmation Order] dated as of [•], 2016 (the “Confirmation Order”), the Bankruptcy Court confirmed that certain Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al, Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), a copy of which is attached hereto as Exhibit A. All capitalized terms used herein and not otherwise defined herein are used with the meanings given to them in the Plan;

WHEREAS, the Company was formed under the laws of the State of Texas by the filing of a Certificate of Formation with the Secretary of State of the State of Texas on [DATE] (the “Certificate of Formation”) for the purposes set forth in Section 2.05 of this Agreement;

WHEREAS, the Company has been formed, and this Agreement will become effective, in accordance with the Plan, as of the Effective Date of the Plan provided for in the Plan, which is the Effective Date set forth above;

WHEREAS, pursuant to the Plan, each IRA Holder had the opportunity to elect to:

(a)          be treated as a Continuing IRA Holder with respect to a Fractional Position, subject to the terms and conditions of the Plan, transfer the portion of the Fractional Position (and related Allowed Claim) that is a Continuing Position Holder Contribution to the Company and, in exchange, receive a number of Units calculated as provided in Section 7.04 of the Plan and transfer the remainder of the Fractional Position (and related Allowed Claim) to the Position Holder Trust in exchange for a New IRA Note;

(b)          be treated as an Assigning IRA Holder with respect to a Fractional Position and contribute the entire Fractional Position (and related Allowed Claim) to the Company and, in exchange, receive a number of Units calculated as provided in Section 7.04 of this Agreement;

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(c)          rescind the transaction pursuant to which the IRA Holder acquired rights to and/or interests in the Fractional Position, and rescind the related Investment Contract as it pertains to the Fractional Position, and, in exchange, receive a Creditors’ Trust Interest calculated as provided in Section 6.05 of the Plan; or

(d)          distribute the IRA Note to the individual taxpayer who owns the IRA Holder and exchange it for a Fractional Interest registered in the name of the individual taxpayer, and thereby enable the individual taxpayer to make a Continuing Holder Election with respect to the Fractional Position, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement;

WHEREAS, pursuant to the Plan, each IRA Holder entitled to treatment as a Continuing IRA Holder or an Assigning IRA Holder is receiving Units as a Distribution under the Plan, which entitle the holder of the Units to participate in the distributions from the Position Holder Trust by means of the Company’s Interest in the Position Holder Trust, as provided in the Plan, this Agreement and the Position Holder Trust Agreement;

WHEREAS, Debtor is executing this Agreement in accordance with the Plan to set forth the terms and conditions governing the operation and management of the Company, and the ownership of Units of Membership Interest in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined herein or in the Plan shall have the meanings set forth in this Section 1.01:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)          crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b)          debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to the Units held by such Member means the federal taxable income allocated by the Company to the Member with respect to its Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof);

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provided, that such taxable income shall be computed (i) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to its Units that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect owners of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect owners of the Member) in such Fiscal Year and all prior Fiscal Years, and (ii) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” means this Company Agreement, as executed and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“BOC” means the Texas Business Organizations Code (Tex. Bus. Orgs. Code Ann. § 1.001 et seq.), and any successor statute, as it may be amended from time to time.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Manager in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

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(a)          the initial Book Value of any Company asset1 contributed by a Member to the Company, including additional contributions made by a Member as a result of the Catch-Up Reconciliation provided for in the Plan, shall be the amount of the Allowed Claim related to the Contributed Position which comprises such Company asset as of the effective date of such contribution;

(b)          immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)          the Book Value of all Company assets may, in the sole discretion of the Manager, be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Manager, as of the following times:2

(i)          the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Units; and

(ii)          the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(d)          the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)          if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or required to close.

“Capital Account” has the meaning set forth in Section 4.03.

1 The only “Company assets” will be IRA Notes and related Allowed Claims contributed by IRA Holders.

2 The only Units issued after the Effective Date will be issued as a result of the Catch-Up Reconciliation, if a Member initially listed as a Continuing IRA Holder (with only a 5% contribution) didn’t pay the Catch-Up Payment to be a Continuing IRA Holder and thus is deemed to make a Position Holder Trust Election (increasing the Member’s contribution to 100% and resulting in more Units). In other words, this is closed partnership, with a one time adjustment in Pro Rata ownership.

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“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Certificate of Termination” means a certificate to be filed upon completion of the winding up of the Company as set forth in Section 12.04, which certificate shall be in the form required by § 11.101 of the BOC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Interest Rate” has the meaning set forth in Section 7.02(b).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confirmation Order” has the meaning set forth in the Recitals.

“Covered Person” has the meaning set forth in Section 10.01(a).

“Debtor” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in the Preamble.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Estimated Tax Amount” of a Member for a Fiscal Year means the Member’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Manager. In making such estimate, the Manager shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as the Manager reasonably determines are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Exchange Act” has the meaning set forth in Section 11.01(a).

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Manager on such factors as the Manager, in the exercise of its reasonable business judgment, considers relevant.

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“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Independent Third Party” means, with respect to any Member, any Person who is not an Affiliate or Transferee of such Member.

“Initial Member” has the meaning set forth in the term Member.

“Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Losses” has the meaning set forth in Section 10.03(a).

“LPHI” has the meaning set forth in the Recitals.

“LPI” has the meaning set forth in the Recitals.

“LPIFS” has the meaning set forth in the Recitals.

“Manager” means, initially, the individual named on Exhibit [ ] to this Agreement, as included in the Plan Supplement and approved (or modified) by the Bankruptcy Court in the Confirmation Order, or such other Person as may be designated or become the Manager pursuant to the terms of this Agreement. The Manager shall constitute a “manager” (as that term is defined in the BOC) of the Company.

“Marital Relationship” means a civil union, domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

“Member” means (a) each Person entitled to receive a Distribution of IRA Partnership Interests pursuant to the Plan and identified as a Member on the Members Schedule as of the date hereof, or as updated following the completion of the Catch-Up Reconciliation contemplated by the Plan (each, an “Initial Member”); and (b) each Person who is hereafter admitted as a Member as a result of a Transfer of Units representing a Membership Interest completed in accordance with the terms of this Agreement and the BOC, in each case so long as

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such Person is shown on the Members Schedule as the registered owner of Units. The Members shall constitute “members” (as that term is defined in the BOC) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members Schedule” has the meaning set forth in Section 3.01.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss, and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the BOC.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)          any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)          any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)          any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

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(d)          any items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)          if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)          to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 8.06.

“Partnership Representative” has the meaning set forth in Section 11.05.

“Partnership Representative Election” has the meaning set forth in Section 11.04.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Plan” has the meaning set forth in the Recitals.

“Regulatory Allocations” has the meaning set forth in Section 6.02(e).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

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“Tax Amount” of a Member for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Membership Interest.

“Tax Matters Member” has the meaning set forth in Section 11.04.

“Tax Rate” of a Member, for any period, means the highest effective marginal combined federal, state, and local tax rate applicable to a corporation residing in Dallas, Texas, taking into account (a) the deductibility of state and local taxes for United States federal income tax purposes and (b) the character (for example, long-term or short-term capital gain, ordinary, or exempt) of the applicable income.

“Taxing Authority” has the meaning set forth in Section 7.02(b).

“Transfer” means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units owned by a Person.

“Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means a unit of Membership Interest in the Company; provided that the Units shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by the Units shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.

“Withholding Advances” has the meaning set forth in Section 7.02(b).

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits, and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any

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regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

ORGANIZATION

Section 2.01 Formation and Initial Members.

(a)          The Company was formed on [DATE], pursuant to the provisions of the BOC, upon the filing of the Certificate of Formation with the Secretary of State of the State of Texas.

(b)          This Agreement shall constitute the “company agreement” (as that term is used in the BOC) of the Company. The rights, powers, duties, obligations, and liabilities of the Members and the Manager shall be determined pursuant to the BOC and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member or the Manager are different by reason of any provision of this Agreement than they would be under the BOC in the absence of such provision, this Agreement shall, to the extent permitted by the BOC, control.

(c)          The Initial Members of the Company shall be each Person entitled to receive a Distribution of IRA Partnership Interests pursuant to the Plan, each of which is identified as a Member on the Members Schedule attached hereto, as it may be amended as provided in this Agreement.

Section 2.02 Name. The name of the Company is “Life Partners IRA Holder Partnership, LLC” or such other name or names as may be designated by the Manager; provided, that the name shall always contain the words “Limited Liability Company” or “Limited Company” or an abbreviation of one of those phrases. Amendments to the Certificate of Formation or this Agreement to reflect any such name change may be made by the Manager without the consent of the Members. The Manager shall give prompt notice to the Members of any change to the name of the Company and any related amendment to the Certificate of Formation or this Agreement.

Section 2.03 Principal Office. The principal office of the Company shall be located at the address set forth in the Certificate of Formation, or such other place as may from time to time be determined by the Manager. The Manager shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent.

(a)          The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need

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not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by the BOC and Applicable Law.

(b)          The registered agent for service of process on the Company in the State of Texas shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Manager may designate from time to time in the manner provided by the BOC and Applicable Law.

Section 2.05 Purpose; Powers.

(a)          The purpose of the Company is to (i) hold a beneficial interest in the Position Holder Trust, which has been created pursuant to the Plan on the Effective Date of the Plan, for the purpose of administering, preserving and liquidating the Position Holder Trust Assets (as described in the Position Holder Trust Agreement), for the benefit of the Position Holder Trust Beneficiaries (as defined in the Plan), including, without limitation, the Company, (ii) distribute the proceeds of liquidation of the Position Holder Trust Assets that the Company receives from the Position Holder Trust and (iii) engage in any lawful act or activity for which limited liability companies may be formed under the BOC and to engage in any and all activities necessary or incidental thereto, in each case, in connection with the purposes set forth in (i) and (ii) of this Section 2.05(a).

(b)          The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the BOC.

Section 2.06 Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Texas and shall continue in existence perpetually until the Company is terminated in accordance with the provisions of this Agreement.

ARTICLE III
UNITS

Section 3.01 Units Generally.

(a)          The Membership Interests of the Members shall be represented by issued and outstanding Units, which shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, set forth in this Agreement. The Manager shall, or shall cause the Servicing Company to, (i) maintain a register of all Members, their respective mailing addresses and the number of Units held by each of them (the “Members Schedule”), and (ii) update the Members Schedule upon the issuance (pursuant to the Catch-Up Reconciliation to be completed in accordance with the Plan) or Transfer of any Units to any new or existing Member. A copy of the Members Schedule as of the Effective Date of this Agreement is attached hereto as Schedule A. As of the Effective Date and after giving effect to the Reorganization Transactions contemplated by the Plan, [NUMBER] Units have been Distributed pursuant to the Plan and are issued and outstanding. The number of Units issued to each Member set forth opposite such

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Member’s name on the Members Schedule was calculated in accordance with Section 7.04 of the Plan.

(b)          In accordance with the Plan, additional Units may be issued following the completion of the Catch-Up Reconciliation, to Members who made a Continuing Holder Election with regard to one or more of their IRA Notes and did not pay any related Catch-Up Payment or Pre-Petition Default Amount by the Catch-Up Cutoff Date. To the extent additional Units are so issued, the Company shall receive additional Position Holder Trust Interests in a corresponding amount.

(c)          The number of Units issued to each Member set forth opposite such Member’s name on the Members Schedule was calculated, and the number of any additional Units issued following the Catch-Up reconciliation will be calculated, in accordance with Section 7.04 of the Plan.

Section 3.02 Certification of Common Units.

(a)          Upon the request of any Member, the Manager shall issue a certificate to the Member representing all or any portion of the Units held by such Member.

(b)          In addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A COMPANY AGREEMENT GOVERNING THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH COMPANY AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.01 Initial Capital Contributions.

(a)          Contemporaneously with the execution of this Agreement, (i) each Assigning IRA Holder has contributed to the capital of the Company 100% of each IRA

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Note related to each Fractional Position with respect to which a Position Holder Trust Election was made (or deemed to be made), and its Allowed Claims related to each of its Contributed Position(s), including any attributable right to Maturity Funds in escrow and repayment of Maturity Funds Loans, (ii) each Continuing IRA Holder has contributed to the capital of the Company 5% of each IRA Note related to each Fractional Position with respect to which a Continuing Holder Election was made (or deemed to be made), and its Allowed Claims attributable to each of its Continuing Position Holder Contribution(s), including any attributable right to Maturity Funds in escrow and repayment of Maturity Funds Loans and (iii) pursuant to Section 5.05(d) of the Plan, each Continuing IRA Holder has contributed to the Position Holder Trust the remainder of each IRA Note related to each Fractional Position with respect to which a Continuing Holder Election was made (or deemed to be made), and the Allowed Claim attributable to the remainder of each of the Continuing IRA Holders’ Contributed Position(s).

(b)          In connection with the transactions set forth in Section 4.01(a), each Initial Member is (i) deemed to have made a Capital Contribution to the Company in the amount of the Allowed Claims related to the Member’s Contributed Positions, as set forth opposite such Initial Member’s name on the Member Schedule attached hereto as Schedule A, as it may be amended to reflect additional contributions deemed to be made as a result of non-payment of Catch-Up Payments or Pre-Petition Default Amounts by Initial Members who made Continuing Holder Elections with regard to one or more IRA Notes, giving rise to such Initial Member’s initial Capital Account, and (ii) deemed to own the number of Units set forth opposite such Initial Member’s name on the Members Schedule, as it may be amended to reflect any additional issuances of Units as a result of the Catch-Up Reconciliation, in each case calculated in accordance with Section 7.04 of the Plan.

(c)          For federal income tax purposes, all Persons (including without limitation the Debtor, the Manager and all Members) shall treat the initial capital contributions of the Assigning IRA Holders and Continuing IRA Holders made pursuant to this Section 4.01 as (i) a nontaxable partner contribution of the Allowed Claims and related Fractional Positions of the Assigning IRA Holders, including any attributable right to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the Company in exchange for Units of Membership Interest in the Company, and (ii) a nontaxable partner contribution by the Continuing IRA Holders of 5% of their Allowed Claims and related Fractional Positions, including any attributable right to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the Company in exchange for Units of Membership Interest in the Company.

Section 4.02 Additional Capital Contributions. No Member shall be required or permitted to make any additional Capital Contributions to the Company, except for any additional contributions deemed to be made as a result of non-payment of Catch-Up Payments or Pre-Petition Default Amounts by Initial Members who made Continuing Holder Elections with regard to one or more IRA Notes.

Section 4.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and

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records in accordance with this Section 4.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)          Each Member’s Capital Account shall be increased by the amount of:

(i)           such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any additional Capital Contributions;

(ii)          any Net Income or other item of income or gain allocated to such Member pursuant to Article VI; and

(iii)         any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b)          Each Member’s Capital Account shall be decreased by:

(i)           the cash amount or Book Value of any property distributed to such Member pursuant to Article VII and Section 12.03(d);

(ii)          the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article VI; and

(iii)         the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 4.04 Right to Offset. If the Position Holder Trust exercises its right to offset against (and withhold from) any distributions made in respect of the Position Holder Trust Interest held by the Company, any amount relating to unpaid amounts owed to the Position Holder Trust by any Initial Member, including any unpaid amounts owed for (i) Catch-Up Payments and (ii) Pre-Petition Default Amounts, then the offset items will be offset against any future distributions payable to such Initial Member or to its successors and assigns.

Section 4.05 Succession Upon Transfer. In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 4.04 and Section 6.04, shall receive allocations and distributions pursuant to Article VI, Article VII, and Article XII in respect of such Units.

Section 4.06 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon termination or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or termination in contravention of this Agreement.

Section 4.07 No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company,

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except as otherwise provided in this Agreement. No Member, including the Manager, shall receive any interest, salary, or draw or other payment with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 4.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Manager may authorize such modifications without the consent of any Member.

ARTICLE V
MEMBERS

Section 5.01 Admission of New Members.

(a)          New Members may be admitted from time to time in connection with a Transfer of Units, subject to compliance with the provisions of Article IX, and in either case, following compliance with the provisions of Section 5.01(b).

(b)          In order for any Person not already a Member of the Company to be admitted as a Member pursuant to a Transfer of Units, both the Transferor and the Transferee must comply with the provisions of Article IX of this Agreement.

(c)          Upon the satisfaction of all applicable conditions to the Transfer as provided in Article IX of this Agreement, such Person shall be admitted as a Member and registered as such on the Members Schedule.

Section 5.02 No Personal Liability. Except as otherwise provided in the BOC, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or other Members, whether arising in contract, tort, or otherwise, including a debt, obligation, or liability under a judgment, decree, or order of a court, solely by reason of being a Member.

Section 5.03 No Withdrawal. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the winding up and termination of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the winding up and termination of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

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Section 5.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 5.05 Meetings of Members.

(a)          Meetings of the Members may be called by (i) the Manager or (ii) a Member or group of Members holding more than [30]% of the Units.

(b)          Written notice stating the place, date, and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than ten (10) days and not more than sixty (60) days before the date of the meeting to each Member, by or at the direction of the Manager or the Member(s) calling the meeting, as the case may be. The Members may hold meetings at the Company’s principal office or at such other place as the Manager or the Member(s) calling the meeting may designate in the notice for such meeting.

(c)          Any Member may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)          On any matter that is to be voted on by Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(e)          The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include business to be conducted by Members; provided, that the appropriate Members shall have been notified of the meeting in accordance with Section 5.06(b). Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(f)          A quorum of any meeting of the Members shall require the presence, whether in person or by proxy, of the Members holding a majority of the outstanding Units. Subject to Section 5.07, no action may be taken by the Members unless the appropriate quorum is present at a meeting.

(g)          Subject to Section 5.07, Section 8.04 and Section 13.09 and any other provision of this Agreement or the BOC requiring the vote, consent, or approval of a

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different percentage of the Units, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of the Members holding a majority of the outstanding Units.

Section 5.06 Action Without Meeting. Notwithstanding the provisions of Section 5.06, any matter that is to be voted on, consented to, or approved by the Members may be taken without a meeting, without prior notice, and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which each Member entitled to vote on the action is present and votes/all Members entitled to vote on the matter. A record shall be maintained by the Manager of each such action taken by written consent of a Member or Members. A Member’s consent will not be established by a Member’s failure to object to an action in a timely manner or by any other means not explicitly provided for in this Agreement.

Section 5.07 Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the BOC. Except as otherwise specifically provided by this Agreement or required by the BOC, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

Section 5.08 Similar or Competitive Activities; Business Opportunities. Nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Company. None of the Members nor any of their Affiliates shall be obligated to account to the Company or to the other Members for any profits or income earned or derived from such other activities or businesses. None of the Members nor any of their Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description.

ARTICLE VI
ALLOCATIONS

Section 6.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 6.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Units.

Section 6.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 6.01:

(a)          If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease

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in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)          Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.02(b) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)          Nonrecourse Deductions shall be allocated to the Members in accordance with their Units.

(d)          In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 6.02(d) is intended to comply with the “qualified income offset” requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)          The allocations set forth in subsections (a) , (b), (c), and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 6.03 Income Tax Allocations.

(a)          Subject to Section 6.03(b), Section 6.03(c), and Section 6.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions pursuant to Section 6.01 and Section 6.02, except that if any such allocation for tax purposes is not permitted by the Code or other

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Applicable Law, the Company’s subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 6.01 and Section 6.02.

(b)          Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)          If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)          Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)          Allocations pursuant to this Section 6.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

Section 6.04 Allocations in Respect of Transferred Units. In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of Article IX, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VII
DISTRIBUTIONS

Section 7.01 General.

(a)          The Manager shall distribute at least annually to the Members all of the Distributable Cash (as defined in the Position Holders Trust Agreement) distributed from the Position Holder Trust to the Company during each calendar year. All distributions shall be made pro rata to the Members in accordance with their respective Units. Notwithstanding the foregoing, the Manager may retain in reserve an amount of the distributions otherwise required under this Section 7.01 reasonably necessary to maintain

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the value of the Company’s assets and provide for its administration, or to meet claims and contingent liabilities.

(b)          Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate § 101.206 of the BOC or other Applicable Law.

Section 7.02 Tax Withholding; Withholding Advances.

(a)          Tax Withholding. Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b)          Withholding Advances. The Company is hereby authorized and agrees at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Member based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 7.02(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any Withholding Advance in respect of a Member hereunder that is not immediately withheld from actual distributions to the Member, then the Member shall promptly reimburse the Company for the amount of such payment, plus interest at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”), compounded annually, on such amount from the date of such payment until such amount is repaid (or deducted from a distribution) by the Member (any such payment shall not constitute a Capital Contribution). Each Member’s reimbursement obligation under this Section 7.02(b) shall continue after such Member transfers its Units.

(c)          Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest, or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 7.02(c) and the obligations of a Member pursuant to Section 7.02(b) shall survive the termination, dissolution, liquidation, and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 7.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(d)          Overwithholding. Neither the Company nor the Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

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Section 7.03 Distributions in Kind. Given the nature of the assets held by the Company, and the tax status of the Members, the Manager shall not make distributions to the Members in the form of Position Holder Trust Interests or other property held by the Company.

ARTICLE VIII
MANAGEMENT

Section 8.01 Management of the Company. The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Manager consistent with the terms of the Plan and this Agreement; provided that the Manager shall make timely distributions, and not unduly prolong the duration of the Company. Subject to the provisions of Section 8.04, the Manager shall have, and is hereby granted, full and complete power, authority, and discretion for, on behalf of, and in the name of the Company, to take such actions as it may deem necessary or advisable to carry out any and all of the objectives and purposes of the Company under the Plan.

Section 8.02 Number and Term of Managers.

(a)          The Company shall be managed by one Manager, unless such number is changed by the affirmative vote of Members holding 75% of the outstanding Units.

(b)          Each Manager, including the initial Manager, shall serve until a successor has been elected and qualified or until the Manager’s earlier death, resignation, or removal.

Section 8.03 Removal; Resignation, Vacancies.

(a)          Members holding 75% of the outstanding Units may remove or replace the Manager at any time, with or without cause.

(b)          The Manager may resign at any time by giving ninety (90) days’ written notice to the Company. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Company’s acceptance of a resignation shall not be necessary to make it effective.

(c)          The removal or resignation of the Manager shall not constitute an expulsion or withdrawal of the Manager as a Member of the Company or otherwise affect the Manager’s rights as a Member. If the Manager is removed or resigns, a meeting of Members to elect a successor must be called promptly and held as soon as reasonably possible.

(d)          Any vacancy occurring in the office of Manager shall be filled by the affirmative vote of Members holding 75% of the outstanding Units.

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Section 8.04 Actions Requiring Approval of Members. Without the written approval of Members holding 75% of the outstanding Units, the Company shall not, and shall not enter into any commitment to:

(a)          Amend, modify, or waive the Certificate of Formation or this Agreement; provided that the Manager may, without the consent of the Members, amend the Certificate of Formation and this Agreement to reflect a name change made in accordance with Section 2.02;

(b)          Issue additional Units (other than in accordance with the Plan), or except in connection with a Transfer of Units that complies with the applicable provisions of Article IX and Section 5.01(b), admit additional Members to the Company;

(c)          Engage in any business outside of the purposes set forth in Section 2.05(a);

(d)          Incur any indebtedness, pledge or grant Liens on any assets, or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other Person;

(e)          Make any loan, advance, or capital contribution to any Person (other than the Position Holders Trust or in accordance with the Plan);

(f)           Enter into any compensation arrangement with any individual to provide services to the Company;

(g)          Enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, acquisition of stock, or acquisition of assets) by the Company of any assets and/or equity interests of any Person;

(h)          Enter into a fundamental business transaction (as such term is defined in the BOC), including a merger, interest exchange, conversion, or sale of all or substantially all of the Company’s assets;

(i)           Wind up, liquidate, or terminate the Company or initiate a bankruptcy proceeding involving the Company;

(j)          Revoke a voluntary decision to wind up the Company or cancel the required winding up of the Company due to an event specified in § 11.051 of the BOC; or

(k)          Reinstate the Company after termination.

Section 8.05 Compensation of the Manager. The Manager shall receive compensation as set forth in an Exhibit to this Agreement included in the Plan Supplement and approved by the Bankruptcy Court in the Confirmation Order.

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Section 8.06 Officers. The Manager may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Manager may delegate to the Officers such power and authority as the Manager deems advisable. No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his successor is designated by the Manager or until his earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Manager. Any Officer may be removed by the Manager, with or without cause, at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Manager.

Section 8.07 No Personal Liability. Except as otherwise provided in the BOC, by Applicable Law, or expressly in this Agreement, the Manager will not be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, including a debt, obligation, or liability under a judgment, decree, or order of a court, solely by reason of being or acting as a Manager.

ARTICLE IX
TRANSFER

Section 9.01 General Restrictions on Transfer. A Member may Transfer (by sale, gift or other form of assignment) all or any of its Units only in accordance with the provisions set forth in this Section 9.01.

(a)           Any assignment by a Member of its Units shall be (i) made by a written instrument, duly executed by the assignor and the assignee, in form satisfactory to the Manager and the Servicing Company (as defined in the Disclosure Statement, and including for purposes of this Agreement any successor to the Servicing Company’s obligations under the Servicing Agreement provided for in the Plan), the terms of which are not in contravention of this Agreement, and (ii) accompanied by an opinion of counsel satisfactory to the Manager and the Servicing Company that such Transfer may be made pursuant to an exemption under all applicable federal and state securities laws, and without causing the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended. An assignee of any Units shall be entitled to receive allocations and distributions attributable to such interest from and after the date of such assignment; provided, however, that any assignment made in contravention of this Section 9.01 shall be void ab initio and shall not be registered or effective for any purpose. Assignments made pursuant to this Section 9.01 shall be made effective only as of the next June 30 or December 31 to occur after the date the assignment documentation (in proper form) is received by the Servicing Company.

(b)           Each Member agrees that it will not Transfer any Units, and that the Company shall not recognize any Transfer of any Units:

(i)           except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the

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Company to the effect that such Transfer may be effected without registration under the Securities Act or any other applicable state securities or blue sky laws;

(ii)           if such Transfer would cause the Company to be considered a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or otherwise become an association taxable as a corporation;

(iii)           if such Transfer would affect the Company’s existence or qualification as a limited liability company under the BOC;

(iv)           if such Transfer would cause a termination of the Company for federal income tax purposes;

(v)           if such Transfer would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vi)           if such Transfer would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c)           Any Transfer or attempted Transfer of any Units in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Members Schedule, and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue to be treated) as the owner of such Units for all purposes of this Agreement.

(d)           No Transfer of Units to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 5.01(b).

(e)           For the avoidance of doubt, any completed Transfer of Units permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Units as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

(f)            No Member shall have the right to require the Company to file a registration statement pursuant to the Securities Act or any other applicable federal or state securities law to facilitate any sale or other assignment of Units.

(g)           Notwithstanding any other provision of this Agreement (i) none of the Company, the Manager, the Servicing Company or any Member may list the Units on any securities market, exchange or interdealer quotation system (or substantial equivalent thereof) nor take any action, directly or indirectly, to develop a trading market for the Units, and (ii) none of the Company, the Manager, the Servicing Company or any

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Member may act as a broker or dealer with respect to the Units or otherwise facilitate, accept any commission or other compensation, or collect and disseminate any information, in connection with any trading activities relating to the Units (other than overseeing maintenance of the transfer register and related processes).

ARTICLE X

EXCULPATION AND INDEMNIFICATION

Section 10.01 Exculpation of Covered Persons.

(a)           Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Manager, Officer, employee, agent, or Representative of the Company; and (ii) each manager, officer, director, shareholder, partner, member, Affiliate, employee, agent, or Representative of the Manager, and each of their Affiliates.

(b)           Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage, or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute willful misconduct, gross negligence or fraud by such Covered Person.

(c)           Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information, opinions, reports, or statements as to the value or amount of the assets, liabilities, Net Income, or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) any Member; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 3.102 or § 3.105 of the BOC.

Section 10.02 Liabilities and Duties of Covered Persons.

(a)           Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other, to the Members and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

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(b)          Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 10.03 Indemnification.

(a)          Indemnification. To the fullest extent permitted by the BOC, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution, or replacement, only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than the BOC permitted the Company to provide prior to such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)           any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member, or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii)          such Covered Person being or acting in connection with the business of the Company as a member, shareholder, Affiliate, manager, director, officer, employee, or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee, or agent of any Person including the Company;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person’s conduct did not constitute willful misconduct, gross negligence or fraud. In connection with the foregoing, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered

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Person’s conduct was unlawful, or that the Covered Person’s conduct constituted willful misconduct, gross negligence or fraud.

(b)          Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend, or defending any claim, lawsuit, or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 10.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 10.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c)          Entitlement to Indemnity. The indemnification provided by this Section 10.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 10.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 10.03 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(d)          Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Manager may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e)          Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 10.03 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f)          Savings Clause. If this Section 10.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 10.03 to the fullest extent permitted by any applicable portion of this

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Section 10.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g)          Amendment. The provisions of this Section 10.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 10.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 10.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 10.04 Survival. The provisions of this Article X shall survive the dissolution, liquidation, winding up, and termination of the Company.

ARTICLE XI

ACCOUNTING; TAX MATTERS

Section 11.01 Reports.

(a)          During any period for which the Company is subject to the reporting requirements under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Manager shall cause the Company to provide to each Member a copy of (or electronic access to) all quarterly and annual reports filed by the Company pursuant to the reporting requirements under the Exchange Act.

(b)          Not later than 120 days after the end of each fiscal year for which the Company is not subject to the reporting requirements under the Exchange Act, the Manager shall furnish to each Member a written statement indicating the assets and liabilities of the Company at the end of such fiscal year and the receipts and disbursements of the Company for such fiscal year

(c)          The Company shall promptly furnish to each Member a copy of (or electronic access to) any reports the Company receives from the Position Holder Trust in its capacity as a holder of Position Holder Trust Interests.

Section 11.02 Inspection Rights. Upon reasonable notice from a Member, the Company shall afford each Member and its Representatives access during normal business hours to (a) the Company’s offices; and (b) the corporate, financial, and similar records, reports, and documents of the Company, including, without limitation, all books and records, minutes of proceedings and reports of operations, and to permit each Member and its Representatives to examine such documents and make copies thereof, at such Person’s expense.

Section 11.03 Income Tax Status. The Members agree that the Company shall be treated as a partnership for federal, state, and local income tax purposes. Neither the Company,

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any Member, any Tax Matters Member or Partnership Representative nor the Manager shall file an election to classify the Company as an association taxable as a corporation for such income tax purposes

Section 11.04 Tax Matters Member. With respect to tax years beginning on or before December 31, 2017, a Member designated by the Manager shall act as the “tax matters member” under Section 6231 of the Code, subject to replacement by the Manager (in such capacity, the “Tax Matters Member”). The Manager shall serve as the initial tax matters partner. The Tax Matters Member is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of Code or Treasury Regulations issued thereunder. The Tax Matters Member shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall keep the Members informed as to the status of any audit of the Company’s tax affairs, and shall take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6223 of the Code. Without first obtaining the approval of the Manager, the Tax Matters Member shall not, with respect to Company tax matters: (a) enter into a settlement agreement with respect to any tax matter which purports to bind Members, (b) intervene in any action pursuant to Code Section 6226(b)(5), (c) enter into an agreement extending the statute of limitations, or (d) file a petition pursuant to Internal Revenue Code Section 6226(a) or 6228. If an audit of any of the Company’s tax returns shall occur, the Tax Matters Member shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company’s tax returns without the consent of the Manager. The Tax Matters Member, with the approval of the Manager, may elect (at such time and in such form and manner as the Internal Revenue Service may prescribe) for the amendments to Internal Revenue Code Sections 6221-6241 made by Section 1101 of the Bipartisan Budget Act of 2015 (H.R. 1315) to apply to any return of the Company filed for taxable years beginning after November 2, 2015 and before January 1, 2018 (a “Partnership Representative Election”). If the Tax Matters Member makes a Partnership Representative Election for Company taxable years beginning after November 2, 2015 and before January 1, 2018, Section 11.05 shall apply to such taxable years in lieu of this Section 11.04, except as may otherwise be required under applicable law.

Section 11.05 Personal Representative. With respect to tax years beginning after December 31, 2017, the Manager shall designate a partnership representative of the Company pursuant to Section 6223(a) of the Internal Revenue Code (Any person who is designated as the partnership representative is referred to herein as the “Partnership Representative”) and comply with the provisions under Section 11.05 in lieu of the tax matters member provisions in Section 11.04, except as may otherwise be required under applicable law. The Partnership Representative shall have the sole authority to act on behalf of the Company under Subchapter C of Section 63 of the Code (relating to IRS partnership audit proceedings) and in any tax proceedings brought by other taxing authorities. Except as otherwise provided herein, the Partnership Representative is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Code or Treasury Regulations issued thereunder, and the Company

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and all Members shall be bound by the actions taken by the Partnership Representative in such capacity. The Partnership Representative shall be reimbursed by the Company for all expenses incurred in connection with all examinations of the Company’s affairs by tax authorities, including resulting proceedings, and is authorized to expend Company funds for professional services and costs associated therewith. The Partnership Representative shall keep the Members informed as to the status of any audit of the Company’s tax affairs. Without first obtaining the approval of the Manager, the Partnership Representative shall not, with respect to Company tax matters: (a) enter into a settlement agreement with respect to any tax matter, (b) enter into an agreement extending the statute of limitations, or (c) file suit. If an audit results in an imputed underpayment by the Company as determined under Section 6225 of the Internal Revenue Code, the Partnership Representative, with the approval of the Manager, may make the election under Section 6226(a) of the Internal Revenue Code within 45 days after the date of the notice of final partnership adjustment in the manner provided by the Internal Revenue Service. If such an election is made, the Company shall furnish to each Member of the Company for the year under audit a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under Section 6226(b) of the Code and shall be liable for any related interest, penalty, addition to tax, or additional amount.

Section 11.06 Tax Returns. At the expense of the Company, the Manager (or any Officer that it may designate pursuant to Section 8.06) shall prepare and timely file (including extensions) all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Manager or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, an appropriate Schedule K-1, Partners’ Share of Income, Deductions, Credits, etc., to such Member allocating to such Member its share of all income, gain, loss, deduction and credit associated with its Membership Interest and such other information with respect to the Company as may be necessary for the preparation of such Member’s federal, state, and local income tax returns for such Fiscal Year. The Members shall take into account their respective allocated share of all income, gain, loss, deduction and credit reported to them on their Schedule K-1 in filling out their individual tax returns and pay any taxes due.

Section 11.07 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Manager, in such checking, savings, or other accounts, or held in its name in the form of such other investments as shall be designated by the Manager. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Manager may designate.

ARTICLE XII

WINDING UP AND TERMINATION

Section 12.01 Events Requiring Winding Up. The Company shall begin to wind up its business and affairs only upon the occurrence of any of the following events:

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(a)          The Company’s receipt of the final distribution in complete liquidation of the Position Holders Trust in accordance with the Position Holder Trust Agreement and the Plan;

(b)          The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company;

(c)          The occurrence of a nonwaivable event under the terms of the BOC which requires the Company to be terminated; or

(d)          The entry of a judicial decree ordering winding up and termination under § 11.314 of the BOC.

Section 12.02 Effectiveness of Termination. The Company shall begin to wind up its business and affairs as soon as reasonably practicable upon the occurrence of an event described in Section 12.01 (if such event has not been revoked or cancelled), but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03, and the Certificate of Termination shall have been filed as provided in Section 12.04.

Section 12.03 Liquidation. If the Company is to be terminated pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the BOC and the following provisions:

(a)          Liquidator. The Manager or other Person designated by the Manager shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business like manner.

(b)          Accounting. As promptly as possible after the event requiring winding up and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which such event occurs or the final liquidation is completed, as applicable.

(c)          Notice. The Liquidator shall deliver to each known claimant of the Company the notice required by § 11.052 of the BOC.

(d)          Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)           First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

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(ii)          Second, to the establishment of and additions to reserves that are determined by the Manager to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii)          Third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(e)           Discretion of Liquidator. Notwithstanding the provisions of Section 12.03(d) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(d), if upon winding up of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(d), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

Section 12.04 Certificate of Termination. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(d), the Manager shall execute and cause to be filed a Certificate of Termination in the State of Texas and shall cause the cancellation of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Texas and shall take such other actions as may be necessary to terminate the Company. Upon acceptance of the Certificate of Termination by the Texas Secretary of State, the Company shall be terminated.

Section 12.05 Survival of Rights, Duties, and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s right to indemnification pursuant to Section 10.03.

Section 12.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon termination or otherwise) against the Liquidator, the Manager, or any other Member.

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ARTICLE XIII

MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with any transaction or matter contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 13.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.03 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given:

(a)          when delivered by hand (with written confirmation of receipt);

(b)          when received by the addressee if sent by a nationally recognized overnight courier (receipt requested);

(c)          on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or

(d)          on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:	Life Partners IRA Holder Partnership, LLC
[ADDRESS]
Facsimile: [FAX NUMBER]
Email: [EMAIL ADDRESS]
Attention: Manager

with a copy (which shall not constitute notice) to:

If to the Manager:	[MANAGER ADDRESS]
[ADDRESS]
Facsimile: [FAX NUMBER]
Email: [EMAIL ADDRESS]
Attention: [TITLE OF OFFICER TO

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RECEIVE NOTICES]

with a copy (which shall not constitute notice) to:	[MANAGER LAW FIRM]
[ADDRESS]
Facsimile: [FAX NUMBER]
Email: [EMAIL ADDRESS]
Attention: [ATTORNEY NAME]

If to a Member:	To the Member’s respective mailing address as set forth on the Members Schedule.

Section 13.04 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 13.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 10.03(g), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06 Entire Agreement. This Agreement, together with the Certificate of Formation, the Position Holder Trust Agreement, the Creditors’ Trust Agreement, the Plan and the other agreements contemplated hereby and thereby constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 13.07 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

Section 13.08 No Third-Party Beneficiaries. Except as provided in Article X, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 13.09 Amendment. Subject to Section 2.02, no provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and the Members holding 75% of the outstanding Units. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to the Members Schedule following any new issuance, redemption, repurchase, or Transfer of Units in accordance with this Agreement may be made by the Manager without the consent of or execution by the Members.

Section 13.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 5.05(e) and Section 13.13.

Section 13.11 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Texas.

Section 13.12 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the federal courts of the United States of America or the courts of the State of Texas, in each case located in [         ;] County, Texas. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 13.03 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 13.13 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

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IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.15 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 10.02 to the contrary.

Section 13.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

LIFE PARTNERS IRA HOLDER PARTNERSHIP, LLC, a Texas limited liability company

By:
Name:
Title:	Manager

CONFIDENTIAL

COMPANY AGREEMENT OF LIFE PARTNERS IRA HOLDER PARTNERSHIP, LLC SIGNATURE PAGE

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Debtor:

Life Partners Holdings, Inc.

By:
Name:
Title:

Life Partners, Inc.

By:
Name:
Title:

LPI Financial Services, inc.

By:
Name:
Title:

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EXHIBIT A

PLAN

[See attached.]

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SCHEDULE A

MEMBERS SCHEDULE

Initial Member Name, Address, Email, and Fax	Deemed Capital Contribution (1)	Number of Units (2)

[MEMBER NAME]	$[•]	[•]
[ADDRESS]
[EMAIL]
[FAX]

[MEMBER NAME]	$[•]	[•]
[ADDRESS]
[EMAIL]
[FAX]

[MEMBER NAME]	$[•]	[•]
[ADDRESS]
[EMAIL]
[FAX]

TOTAL:	$[•]	[•]

(1)	Deemed Capital Contribution is equal to the Allowed Claims related to each Initial Member’s Contributed Positions.

(2)	Units are determined based on the Beneficial Ownership represented by the Fractional Interest related to the IRA Note (or portion thereof) contributed to the Company, as provided in Section 7.04 of the Plan.

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